As Filed with the Securities and Exchange Commission on May 14, 2007.

REGISTRATION NO. 333-140755

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ARGAN, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation or Organization)
13-1947195
(I.R.S. Employer Identification Number)
One Church Street, Suite 401 Rockville, MD 20850 (301) 315-0027
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Rainer Bosselmann President and Chief Executive Officer Argan, Inc. One Church Street, Suite 401 Rockville, MD 20850 (301) 315-0027
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of All Communications to:

Richard A. Krantz, Esq.
Robinson & Cole LLP
Financial Centre
695 East Main Street
Stamford, Connecticut  06904
(203) 462-7500

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock	3,666,667	(1)	$6.20	(2)	$22,733,335	(2)	$2,432.47	(3)

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock by reason of any stock dividend, stock split, recapitalization or similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the registrant’s receipt of consideration, which results in an increase in the number of outstanding shares of the registrant’s common stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the closing price of the registrant’s common stock as reported on the National Association of Securities Dealers, Inc., Electronic Bulletin Board System on February 14, 2007.

(3) Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MAY 14, 2007

PROSPECTUS
[ARGAN, INC.
LOGO]

3,666,667 Shares of Common Stock

On December 8, 2006, we acquired Gemma Power Systems, LLC and its affiliates, and in connection therewith, the selling shareholders listed on page 19 received 3,666,667 shares of our common stock. Under this prospectus, the selling shareholders and any pledgees, donees, transferees or other successors-in-interest may offer and resell up to 3,666,667 shares of our common stock for their own accounts. We will not receive any of the proceeds from the sale of these shares by the selling shareholders.

The selling shareholders may sell their shares from time to time at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. We have agreed to bear all of the expenses in connection with the registration and sale of the shares, except for underwriting discounts and selling commissions.

Our common stock is listed on the Boston Stock Exchange under the symbol AGX and traded on the National Association of Securities Dealers, Inc., Electronic Bulletin Board System under the symbol AGAX.

Our principal executive offices are located at One Church Street, Suite 401, Rockville, MD 20850, and our telephone number is (301) 315-0027.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May __, 2007.

TABLE OF CONTENTS

i

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management’s beliefs, and assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. The risks and uncertainties include those noted in “Risk Factors” above and in the documents incorporated by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a continuous offering process. Under this continuous offering process, the selling shareholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered by the selling shareholders. Each time a selling shareholder sells securities, the selling shareholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing more specific information about the selling shareholder and the terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should carefully read both this prospectus and any prospectus supplement, including documents incorporated by reference herein, together with the additional information described in the section entitled “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities sold on a later date.

ii

SUMMARY

This summary highlights information contained elsewhere in this prospectus and in the documents incorporated by reference herein and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our business information, financial statements and the related notes, incorporated by reference in this prospectus, as well as the information set forth in any prospectus supplement. You should carefully consider, among other things, the matters discussed in the section entitled “Risk Factors.”

Argan, Inc.

We provide a broad range of engineering, procurement and construction services to the power industry, telecommunications infrastructure services, as well as engage in the manufacture and distribution of nutritional supplements. We conduct our operations through our wholly owned subsidiaries, Gemma Power Systems, LLC and its affiliates (Gemma), Southern Maryland Cable, Inc. (SMC) and Vitarich Laboratories, Inc. (Vitarich) that we acquired in, December 2006, July 2003 and August 2004, respectively.

We were organized as a Delaware corporation in May 1961. On October 23, 2003, our shareholders approved a plan providing for our internal restructuring whereby we became a holding company, and our operating assets and liabilities relating to our Puroflow Incorporated business were transferred to a newly-formed, wholly owned subsidiary. The subsidiary then changed its name to “Puroflow Incorporated” and we changed our name from Puroflow Incorporated to “Argan, Inc.” On October 31, 2003, we sold our subsidiary, Puroflow, to Western Filter Corporation.

Power Industry Services

Through Gemma, we provide a full range of development, consulting, engineering, procurement, construction, commissioning, operating and maintenance services to the energy market for a wide range of customers including public utilities, independent power project owners, municipalities, public institutions and private industry.

We plan to participate in the rapidly growing alternative fuel industry, including biodiesel, ethanol and other power energy systems. We provide engineering, procurement and construction services to the owners of alternative power energy systems.

We intend to emphasize our expertise in the alternative fuel industry as well as our proven track record developing facilities and services for traditional power energy systems. We believe that we are uniquely positioned to assist in the development and delivery of innovative renewable energy solutions as world energy needs grow and efforts to combat global warming increase.

Telecom Infrastructure Services

Through SMC, we provide telecommunications infrastructure services. We currently provide inside plant, premise wiring services to the Federal Government and have plans to expand that work to commercial customers who regularly need upgrades in their premise wiring systems to accommodate improvements in security, telecommunications and network capabilities.

We continue to participate in the expansion of the telecommunications industry by working with various telecommunications providers. We are actively pursuing contracts with a vide variety of telecommunications providers. We provide maintenance and upgrade services for their outside plant systems that increase the capacity of existing infrastructure. We also provide outside plant services to the power industry by providing maintenance and upgrade services to utilities.

We intend to emphasize our high quality reputation, outstanding customer base and highly motivated work force in competing for larger and more diverse contracts. We believe that our high quality and well maintained fleet of vehicles and construction machinery and equipment is essential to meet customers’ needs for high quality and on-time service. We are committed to invest in our repair and maintenance capabilities to maintain the quality and life of our equipment. Additionally, we invest annually in new vehicles and equipment.

Nutritional Products

Through Vitarich, we are dedicated to providing research, development, manufacture and distribution of premium nutritional supplements, whole-food dietary supplements and personal care products. Several of these products have garnered honors including the National Nutritional Foods Association’s prestigious People’s Choice Awards for best products of the year in its respective category. Our customers include health food store chains, mass merchandisers, network marketing companies, pharmacies and major retailers.

We intend to enhance our position in the fast growing global nutrition industry through our innovative product development and research. We believe that we will be able to expand our distribution channels by providing continuous quality assurance and by focusing on timely delivery of superior nutraceutical products.

We intend to seek acquisitions in the nutrition industry to evolve into a customer and product diverse nutraceutical products company with a reputation for high quality and on-time delivery of products.

Holding Company Structure

We intend to make additional acquisitions and/or investments. We intend to have more than one industrial focus and to identify those companies that are in industries with significant potential to grow profitably both internally and through acquisitions. We expect that companies acquired in each of these industrial groups will be held in separate subsidiaries that will be operated in a manner that best provides cashflow and value for Argan.

We are a holding company with no operations other than our investments in Vitarich, SMC and Gemma. At January 31, 2007, there were no restrictions with respect to payments from Vitarich, SMC and Gemma to Argan.

Our principal executive offices are located at One Church Street, Suite 401, Rockville, Maryland 20850. Our phone number at that address is (301) 315-0027. We maintain a website on the Internet at www.arganinc.com. Information on our website is not incorporated by reference into this prospectus.

Unless the context otherwise requires, references in this prospectus to “Argan,”, “we,” “us” or “our” refer to Argan, Inc., a Delaware corporation, and its subsidiaries. Our fiscal year for financial reporting ends on January 31.

The Offering

Common Stock offered	3,666,667 shares.

Common Stock outstanding	11,094,012 shares.(1)

Risk factors
Investment in our securities involves a high degree of risk. You should carefully consider the risk factors described under the section entitled “Risk Factors”, as well as any other information in this prospectus, any prospectus supplement and any document incorporated herein by reference before investing in any of our securities. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Use of proceeds
The proceeds from the sale of the shares of our common stock being offered by the selling shareholders pursuant to this prospectus and any prospectus supplement, if applicable, net of any broker’s fee or commissions, will belong to the selling shareholders. We will not receive any of the proceeds from the sale of these shares. See section entitled “Use of Proceeds”.

Plan of Distribution
The shares may be offered and sold from time to time by selling shareholders, and any pledgees, donees, transferees or other successors-in-interest of the shares, through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See section entitled “Plan of Distribution”.

(1)  The above outstanding share information is based upon shares of our common stock outstanding as of April 30, 2007. The above outstanding share information excludes: (i) 228,150 shares of our common stock issuable upon the exercise of options outstanding at April 30, 2007; (ii) 230,000 shares of our common stock issuable upon the exercise of warrants outstanding at April 30, 2007; and (iii) an aggregate of 15,850 shares of our common stock available for future issuance under our 2001 Stock Option Plan.

RISK FACTORS

Investing in our common stock involves risks. Before investing in our common stock, you should carefully consider the following risk factors as well as the other information included and incorporated by reference in this prospectus. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially and adversely affected. In such cases, the trading price of our common stock could decline, and you may lose all or part of your investment.

General Risks

Our officers and directors have limited experience in managing our business and, as a result, may be unsuccessful in doing so.

In April 2003, Rainer H. Bosselmann became Chairman and Chief Executive Officer, H. Haywood Miller, III became Executive Vice President and Arthur F. Trudel became our Senior Vice President and Chief Financial Officer. Upon consummation of the private placement in April 2003, four of our directors resigned and were replaced by Mr. Bosselmann and three new directors designated by Mr. Bosselmann (DeSoto S. Jordan, James W. Quinn and Daniel A. Levinson). In addition, in June 2003, Peter L. Winslow was elected by the Board of Directors to fill a vacancy, and in October, 2003, W.G. Champion Mitchell was elected to our Board of Directors at our 2003 Annual Meeting. On April 7, 2006, Mr. Miller resigned his position with us. Although Messrs. Bosselmann, Trudel, Jordan, Quinn, Levinson, Winslow and Mitchell have experience as executive officers and directors of other public companies, they have limited experience in managing our business and, as a result, may be unsuccessful in doing so.

Purchasers of our common stock will be unable to evaluate future acquisitions and/or investments.

We completed our acquisition of Gemma in December 2006. Prior to our acquisition of Gemma, we acquired Vitarich in August 2004 and SMC in July 2003. Accordingly, purchasers of our common stock may be unable to evaluate the business, prospects, operating results, management or other material factors relating to future acquisitions and/or investments that we make. In addition, there can be no assurance that future acquisitions will occur, or if they occur, will be beneficial to us and our stockholders.

We may be unsuccessful at integrating companies that we acquire.

We may not be able to successfully integrate companies that we acquire with our other operations without substantial costs, delays or other operational or financial problems. Integrating acquired companies involves a number of special risks which could materially and adversely affect our business, financial condition and results of operations, including:

•	failure of acquired companies to achieve the results we expect;

•	diversion of management's attention from operational matters;

•	difficulties integrating the operations and personnel of acquired companies;

•	inability to retain key personnel of acquired companies;

•	risks associated with unanticipated events or liabilities;

•	the potential disruption of our business; and

•	the difficulty of maintaining uniform standards, controls, procedures and policies.

If one of our acquired companies suffers customer dissatisfaction or performance problems, the reputation of our entire company could be materially and adversely affected. In addition, future acquisitions could result in issuances of equity securities that would reduce our stockholders' ownership interest, the incurrence of debt, contingent liabilities, deferred stock based compensation or expenses related to the valuation of goodwill or other intangible assets and the incurrence of large, immediate write-offs.

We may not be able to raise additional capital and, as a result, may not be able to successfully execute our business plan.

We will need to raise additional capital to finance future business acquisitions and/or investments. Additional financing may not be available on terms that are acceptable to us or at all. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced. Additionally, these securities might have rights, preferences and privileges senior to those of our current stockholders. If adequate funds are not available on terms acceptable to us, our ability to finance future business acquisitions and/or investments and to otherwise pursue our business plan would be significantly limited.

We cannot readily predict the timing, size and success of our acquisition efforts and therefore the capital we will need for these efforts. Using cash for acquisitions limits our financial flexibility and makes us more likely to seek additional capital through future debt or equity financings. When we seek additional debt or equity financings, we cannot be certain that additional debt or equity will be available to us at all or on terms acceptable to us.

We may not be able to comply with certain of our debt covenants, which as a result, may interfere with our ability to successfully execute our business plan.

We are borrowing funds from a lender. We must be in compliance with certain debt covenants in order to draw on these loans. We are currently in compliance with our debt covenants, but there can be no assurance that we will continue to be in compliance. If we are not in compliance, we will not have adequate liquidity to successfully execute our business plan.

We may be unsuccessful at generating internal growth.

Our ability to generate internal growth will be affected by, among other factors, our success in:

•	expanding the range of services and products we offer to customers to address their evolving needs;

•	attracting new customers;

•	hiring and retaining employees; and

•	reducing operating and overhead expenses.

Many of the factors affecting our ability to generate internal growth may be beyond our control. Our strategies may not be successful and we may not be able to generate cash flow sufficient to fund our operations and to support internal growth. Our inability to achieve internal growth could materially and adversely affect our business, financial condition and results of operations.

Our business growth could outpace the capability of our corporate management infrastructure. Our operations and ability to execute our business plan could be adversely effected as a result.

We cannot be certain that our infrastructure will be adequate to support our operations as they expand. Future growth also could impose significant additional responsibilities on members of our senior management, including the need to recruit and integrate new senior level managers and executives. We cannot be certain that we can recruit and retain such additional managers and executives. To the extent that we are unable to manage our growth effectively, or are unable to attract and retain additional qualified management, we may not be able to expand our operations or execute our business plan. Our financial condition and results of operations could be materially and adversely affected as a result.

Loss of key personnel could prevent us from successfully executing our business plan and otherwise adversely affect our business.

Our ability to maintain productivity and profitability will be limited by our ability to employ, train and retain skilled personnel necessary to meet our requirements. We cannot be certain that we will be able to maintain an adequate skilled labor force necessary to operate efficiently and to support our growth strategy or that our labor expenses will not increase as a result of a shortage in the supply of these skilled personnel. Labor shortages or increased labor costs could impair our ability or maintain our business or grow our revenues.

We depend on the continued efforts of our executive officers and on senior management of the businesses we acquire. We cannot be certain that any individual will continue in such capacity for any particular period of time. The loss of key personnel, or the inability to hire and retain qualified employees, could negatively impact our ability to manage our business.

We have experienced losses in the past and may experience additional losses in the future.

As of January 31, 2007, we had an accumulated deficit of approximately $15.2 million resulting primarily from past losses. We may experience additional losses in the future.

Any general increase in interest rate levels will increase our cost of doing business. Our results of operations, cash flow and financial condition may suffer as a result.

As of January 31, 2007, we have approximately $4.3 million of unhedged variable rate debt. Any general increase in interest rate levels will increase our cost of doing business.

Specific Risks Relating to our Power Industry Services

Failure to successfully operate our power industry services will adversely affect our business.

A majority of our future revenue stems from our backlog for power industry services. We only acquired Gemma in December 2006 and therefore, do not have significant experience in the engineering, procurement and construction of alternative energy and traditional power plants. Our inability to successfully develop, manage and provide our power industry services will adversely affect our business operations and financial condition.

Construction of energy power plants will be subject to risks of delay and cost overruns.

The engineering and construction of energy power plants utilizing alternative sources of energy such as ethanol and bio-diesel, will be subject to the risks of delay or cost overruns resulting from numerous factors, including the following:

•	shortages of equipment, materials or skilled labor;

•	unscheduled delays in the delivery of ordered materials and equipment;

•	engineering problems, including those relating to the commissioning of newly designed equipment;

•	work stoppages;

•	weather interference;

•	cost increases, such as increases to the price of commodities such as corn or soybean or increases in or the availability of land at reasonable prices to grow corn and soybean;

•	price decreases for a barrel of oil;

•	inability to develop or non-acceptance of new technologies to produce alternative fuel sources; and

•	difficulty in obtaining necessary permits or approvals.

If prices for alternative fuel sources are unfavorable, construction of alternative energy power plants may not be economical.

An increase of prices in corn, soybean or other feed stocks used to make ethanol or other alternative fuel sources relative to prices for oil and refined products, or a decrease in prices for oil and refined products, could adversely affect the demand for services relating to alternative energy power plants, and in turn, our operations.

If tax credits are repealed, alternative energy power plants may not be economical.

Current legislation offer tax credits and incentives to those utilizing alternative sources of energy. In the event new legislation is enacted which decreases or cancels such credits or incentives, then in such event, the construction and use of alternative energy sources may not be economically viable. A decrease in the construction of alternative energy power plants will adversely affect our business operations.

Weather can significantly impact our revenues and profitability.

Our ability to perform work is significantly impacted by weather conditions such as precipitation and temperature. Changes in weather conditions can create significant variability in our quarterly revenues and profitability, particularly in the first and fourth quarters of the year. Additionally, delays and other weather impacts may increase a project’s cost and decrease its profitability.

Adverse operating conditions to energy plants could negatively impact our business operations.

The need for our services depends on favorable plant operating conditions. Among operating conditions that impact plant economics are the site location, infrastructure, weather conditions, equipment, legislation and availability of alternative fuel sources at favorable prices. For example, if a plant were located in an area that requires construction or expansion of rail transportation, plant economics could be adversely affected.

Our future success will depend on our ability to attract and retain qualified management and personnel.

Our future success is substantially dependent on the continued services and on the performance of Joel M. Canino and William F. Griffin, Jr., executive officers of Gemma. Messrs. Canino and Griffin have entered into employments agreements which have an eighteen month term. There can be no assurance that either Mr. Canino or Mr. Griffin will renew his employment agreement upon expiration of its term. The loss of the services of either Mr. Canino or Mr. Griffin could materially adversely affect our business. Our ability to achieve our development will also depend on our ability to attract and retain additional qualified and skilled personnel. Recruiting personnel in the energy power industry is competitive. We do not know whether we will be able to attract or retain additional qualified personnel. Our inability to attract and retain qualified personnel, or the departure of key employees, could materially and adversely affect our development and, therefore, our business, prospects, results of operations and financial condition.

We could be subject to claims and liabilities under environmental, health and safety laws and regulations.

Our operations are subject to compliance with United States federal, state and local environmental, health and safety laws and regulations, including those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste, and the cleanup of properties affected by hazardous substances. Certain environmental laws impose substantial penalties for non-compliance and others, such as the federal Comprehensive Environmental Response, Compensation and Liability Act, impose strict, retroactive, joint and several liability upon persons responsible for releases of hazardous substances. We continually evaluate whether we must take additional steps to ensure compliance with environmental laws, however, there can be no assurance that these requirements will not change and that compliance will not adversely affect our operations in the future.

The enactment of new legislation could hinder the development of plant facilities.

Coal and fossil fuel emissions are said to be factors attributable to global warming. The enactment of new legislation could require planned and existing coal fired plants to modify structures to reduce pollutants, thereby affecting the economics of these plants, as well the services we provide.

We may not have enough insurance to cover all of the risks we face.

In accordance with customary industry practices, we maintain insurance coverage against some, but not all, potential losses in order to protect against the risks we face. We may elect not to carry insurance if our management believes that the cost of available insurance is excessive relative to the risks presented. In addition, we cannot insure fully against pollution and environmental risks. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations.

We bear risk of cost overruns in the dollar-value of our contracts. We may experience reduced profits or, in some cases, losses under these contracts if costs increase above our estimates.

We conduct our business under various types of contractual arrangements. We bear a significant portion of the risk for cost overruns. Under fixed price contracts, contract prices are established in part on cost and scheduling estimates which are based on a number of assumptions, including assumptions about future economic conditions, prices and availability of labor, equipment and materials, and other exigencies. If these estimates prove inaccurate, or circumstances change such as unanticipated technical problems, changes in local laws or labor conditions, weather delays, costs of raw materials or our suppliers’ or subcontractors’ inability to perform, cost overruns may occur and we could experience reduced profits, or in some cases, a loss for that project. From time to time, we may also assume a project’s technical risk, which means that we may have to satisfy certain technical requirements of a project despite the fact that at the time of project award, we may not have previously produced the system or product in question.

If we guarantee the timely completion or performance standards of a project, we could incur additional costs to cover our guarantee obligations.

In some instances and in many of our fixed price contracts, we guarantee a customer that we will complete a project by a scheduled date. We sometimes provide that the project, when completed, will also achieve certain performance standards. If we subsequently fail to complete the project as scheduled, or if the project subsequently fails to meet guaranteed performance standards, we may be held responsible for cost impacts to the client resulting from any delay or the costs to cause the project to achieve the performance standards, generally in the form of contractually agreed-upon liquidated damages. To the extent that these events occur, the total costs of the project would exceed our original estimates and we could experience reduced profits or, in some cases, a loss for that project.

We are vulnerable to the cyclical nature of the markets we serve.

The demand for our services and products is dependent upon the existence of projects with engineering, procurement, construction and management needs. Although downturns can impact our business, our power markets exemplify businesses that are cyclical in nature. The power markets have historically been and will continue to be vulnerable to general downturns and are cyclical in nature. As a result, our past results have varied considerably and may continue to vary depending upon the demand for future projects in these industries.

Our use of the percentage-of-completion method of accounting could result in a reduction or reversal of previously recorded revenues or profits.

Under our accounting procedures, we measure and recognize a large portion of our profits and revenues under the percentage-of-completion accounting methodology. This methodology allows us to recognize revenues and profits ratably over the life of a contract by comparing the amount of the costs incurred to date against the total amount of costs expected to be incurred. The effect of revisions to revenues and estimated costs is recorded when the amounts are known and can be reasonably estimated, and these revisions can occur at any time and could be material. On a historical basis, we believe that we have made reasonably reliable estimates of the progress towards completion on our long term contracts. However, given the uncertainties associated with these types of contracts, it is possible for actual costs to vary from estimates previously made, which may result in reductions or reversals of previously recorded revenues and profits.

We continue to expand our business in areas where bonding is required, but bonding capacity is limited.

We continue to expand our business in areas where the underlying contract must be bonded. Because of the overall lack of bonding capacity, we can find it difficult to find sureties who will provide the contract-required bonding.

We are dependent upon third parties to complete many of our contracts.

Much of the work performed under our contracts is actually performed by third-party subcontractors we hire. We also rely on third-party equipment manufacturers or suppliers to provide much of the equipment used for projects. If we are unable to hire qualified subcontractors or find qualified equipment manufacturers or suppliers, our ability to successfully complete a project could be impaired. If the amount we are required to pay for subcontractors or equipment and supplies exceeds what we have estimated, especially in a lump sum or a fixed-price type contract, we may suffer losses on these contracts. If a supplier, manufacturer or subcontractor fails to provide supplies, equipment or services as required under a negotiated contract for any reason, we may be required to source these supplies, equipment or services on a delayed basis or at a higher price than anticipated which could impair contract profitability.

Specific Risks Relating to Our Telecommunications Infrastructure Business

We are substantially dependent on economic conditions in the telecommunications infrastructure industry. Adverse economic conditions in the industry could have a material adverse effect on our future operating results.

We are involved in the telecom and utility infrastructure services industries, which can be negatively affected by rises in interest rates, downsizings in the economy and general economic conditions. In addition, our activities may be hampered by weather conditions and an inability to plan and forecast activity levels. Adverse economic conditions in the telecommunications infrastructure and construction industries may have a material adverse effect on our future operating results.

The industry served by our business is subject to rapid technological and structural changes that could reduce the demand for the services we provide.

The utility, telecommunications and computer networking industries are undergoing rapid change as a result of technological advances that could in certain cases reduce the demand for our services or otherwise negatively impact our business. New or developing technologies could displace the wireline systems used for voice, video and data transmissions, and improvements in existing technology may allow telecommunications companies to significantly improve their networks without physically upgrading them. In addition, consolidation, competition or capital constraints in the utility, telecommunications or computer networking industries may result in reduced spending or the loss of one or more of our customers. Additionally, our work in the telecommunications infrastructure services industry could be negatively affected by rises in interest rates, downsizings in the economy and general economic conditions.

Our telecommunications infrastructure services business is seasonal and our operating results may vary significantly from quarter to quarter.

Our quarterly results are affected by seasonal fluctuations in our business. Our quarterly results may also be materially affected by:

•	variations in the margins or products performed during any particular quarter;

•	regional or general economic conditions;

•	the budgetary spending patterns of customers, including government agencies;

•	the timing and volume of work under new agreements;

•	the timing of our significant promotional activities;

•	costs that we incur to support growth internally or through acquisitions or otherwise;

•	losses experienced in our operations not otherwise covered by insurance;

•	the change in mix of our customers, contracts and business;

•	the timing of acquisitions;

•	the timing and magnitude of acquisition assimilation costs; and

•	increases in construction and design costs.

Accordingly, our operating results in any particular quarter may not be indicative of the results that you can expect for any other quarter or for the entire year.

Our operations with regard to our telecommunications business are expected to have seasonally weaker results in the first and fourth quarters of the year, and may produce stronger results in the second and third quarters. This seasonality is primarily due to the effect of winter weather on outside plant activities, as well as reduced daylight hours and customer budgetary constraints. Certain customers tend to complete budgeted capital expenditures before the end of the year, and postpone additional expenditures until the subsequent fiscal period. We intend to actively pursue larger infrastructure projects with our customers. The positive impact of major contracts requires that we undertake extensive up front preparations with respect to staffing, training and relocation of equipment. Consequently, we may incur significant period costs in one fiscal period and realize the benefit of contractual revenues in subsequent periods.

Our financial results are dependent on government programs and spending, the termination of which would have a material adverse effect on our business.

A significant portion of our business relates to structured cabling work for military and other government agencies. As such, our business is reliant upon military and other government programs. Reliance on government programs has certain inherent risks. Among others, contracts, direct or indirect, with United States government agencies are subject to unilateral termination at the convenience of the government, subject only to the reimbursement of certain costs plus a termination fee.

We are substantially dependent upon fixed price contracts and are exposed to losses that may occur on such contracts in the event that we fail to accurately estimate, when bidding on a contract, the costs that we will be required to incur to complete the project.

We currently generate, and expect to continue to generate, a significant portion of our revenues under fixed price contracts. We must estimate the costs of completing a particular project to bid for these fixed price contracts. Although historically we have been able to estimate costs, the cost of labor and materials may, from time to time, vary from costs originally estimated. These variations, along with other risks inherent in performing fixed price contracts, may cause actual revenue and gross profits for a project to differ from those we originally estimated and could result in reduced profitability or losses on projects. Depending upon the size of a particular project, variations from the estimated contract costs can have a significant impact on our operating results for any fiscal quarter or year.

Many of our customer contracts may be canceled on short notice and we may be unsuccessful in replacing contracts as they are completed or expire. As a result, our business, financial condition and results of operations may be adversely affected.

Any of the following contingencies may have a material adverse effect on our business:

•	our customers cancel a significant number of contracts;

•	we fail to win a significant number of our existing contracts upon re-bid; or

•	we complete the required work under a significant number of non-recurring projects and cannot replace them with similar projects.

Many of our customers may cancel their contracts on short notice, typically 30 to 90 days, even if we are not in default under the contract. Certain of our customers assign work to us on a project-by-project basis under master service agreements. Under these agreements, the customers often have no obligation to assign work to us. Our operations could be materially and adversely affected if the volume of work we anticipate receiving from these customers is not assigned to us. Many of our contracts, including our master service agreements, are opened to public bid at the expiration of their terms. We may not be the successful bidder on existing contracts that come up for bid.

Loss of significant customers could adversely affect our business.

Sales to our three largest telecom infrastructure services customers, Electronic Data Systems Corp. (EDS), Verizon Communications (VZ) and Southern Maryland Electric Cooperative (SMECO) currently account for most of our telecommunications business. EDS, VZ and SMECO accounted for approximately 7%, 6% and 5% of consolidated net sales during the twelve months ended January 31, 2007. The loss of any of these customers could have a material adverse effect on our business, unless the loss is offset by increases in sales to other customers.

We operate in highly competitive markets. If we fail to compete successfully against current or future competitors, our business, financial condition and results of operations will be materially and adversely affected.

We operate in highly competitive markets. We compete with service providers ranging from small regional companies which service a single market, to larger firms servicing multiple regions, as well as large national and multi-national entities. In addition, there are few barriers to entry in the telecommunications infrastructure industry. As a result, any organization that has adequate financial resources and access to technical expertise may become one of our competitors.

Competition in the telecommunications infrastructure industry depends on a number of factors, including price. Certain of our competitors may have lower overhead cost structures than we do and may, therefore, be able to provide their services at lower rates than we can provide the same services. In addition, some of our competitors are larger and have significantly greater financial resources than we do. Our competitors may develop the expertise, experience and resources to provide services that are superior in both price and quality to our services. Similarly, we may not be able to maintain or enhance our competitive position within our industry. We may also face competition from the in-house service organizations of our existing or prospective customers.

A significant portion of our business involves providing services, directly or indirectly as a subcontractor, to the United States government under government contracts. The United States government may limit the competitive bidding on any contract under a small business or minority set-aside, in which bidding in limited to companies meeting the criteria for a small business or minority business, respectively. We are currently qualified as a small business concern, but not a minority business.

We may not be able to compete successfully against our competitors in the future. If we fail to compete successfully against our current or future competitors, our business, financial condition, and results of operations would be materially and adversely affected.

We are subject to significant government regulation. This may increase the costs of our operations and expose us to substantial civil and criminal penalties in the event that we violate applicable law.

We provide, either directly as a contractor or indirectly as a sub-contractor, products and services to the United States government under government contracts. United States government contracts and related customer orders subject us to various laws and regulations governing United States government contractors and subcontractors, generally which are more restrictive than for non-government contractors. These include subjecting us to examinations by government auditors and investigators, from time to time, to ensure compliance and to review costs. Violations may result in costs disallowed, and substantial civil or criminal liabilities (including, in severe cases, denial of future contracts).

If we are unable to obtain surety bonds or letters of credit in sufficient amounts or at acceptable rates, we might be precluded from entering into additional contracts with certain of our customers. This may adversely affect our business.

Contracts in the industries we serve may require performance bonds or other means of financial assurance to secure contractual performance. The market for performance bonds has tightened significantly. If we are unable to obtain surety bonds or letters of credit in sufficient amounts or at acceptable rates, we might be precluded from entering into additional contracts with certain of our customers.

Specific Risks Relating To Our Nutritional Supplement Business

If our business or our products are the subject of adverse publicity, our business could suffer.

Our business depends, in part, upon the public’s perception of our integrity and the safety and quality of our products. Any adverse publicity, whether or not accurate, could negatively affect the public’s perception of us and could result in a significant decline in our operations. Our business and products could be subject to adverse publicity regarding, among other things:

•	the nutritional supplements industry;

•	competitors;

•	the safety and quality of our products and ingredients; and

•	regulatory investigations of our products or competitors’ products.

Our inability to respond to changing consumers’ demands and preferences could adversely affect our business.

The nutritional industry is subject to rapidly changing consumer demands and preferences. There can be no assurance that customers will continue to favor the products provided and manufactured by us. In addition, products that gain wide acceptance with consumers may result in a greater number of competitors entering the market which could result in downward price pressure which could adversely impact our financial condition. We believe that our growth will be materially dependent upon our ability to develop new techniques and processes necessary to meet the needs of our customers and potential customers. Our inability to anticipate and respond to these rapidly changing demands could have an adverse effect on our business operations.

There can be no assurance we will be able to obtain our necessary raw materials in a timely manner.

Although we believe that there are adequate sources of supply for all of our principal raw materials we require, there can be no assurance that our sources of supply for our principal raw materials will be adequate in all circumstances. In the event that such sources are not adequate, we will have to find alternate sources. As a result we may experience delays in locating and establishing relationships with alternate sources which could result in product shortages and backorders for our products, with a resulting loss of revenue to us.

There are limited conclusive clinical studies available on human consumption of our products.

Although many of the ingredients in our products are vitamins, minerals, herbs and other substances for which there is a long history of human consumption, some of our products contain innovative ingredients or combinations of ingredients. Although we believe all of our products to be safe when used as directed, there may be little long-term experience with human consumption of certain of these product ingredients or combinations thereof. Therefore, no assurance can be given that our products, even when used as directed, will have the effects intended. Although we test the formulation and production of our products, we have not sponsored or conducted clinical studies on the effects of human consumption.

In the event we are exposed to product liability claims, we may be liable for damages and expenses, which could adversely affect our financial condition.

We could face financial liability due to product liability claims if the use of our products results in significant loss or injury. To date, we have not been the subject of any product liability claims. However, we can make no assurances that we will not be exposed to future product liability claims. Such claims may include that our products contain contaminants, that we provide consumers with inadequate instructions regarding product use, or that we provide inadequate warnings concerning side effects or interactions of our products with other substances. We believe that we maintain adequate product liability insurance coverage. However, a product liability claim could exceed the amount of our insurance coverage or a product claim could be excluded under the terms of our existing insurance policy, which could adversely affect our financial condition.

The nutritional industry is intensely competitive and the strengthening of any of our competitors could harm our business.

The market for nutritional products is highly competitive. Our direct competition consists primarily of publicly and privately owned companies, which tend to be highly fragmented in terms of both geographical market coverage and product categories. These companies compete with us on different levels in the development, manufacture and marketing of nutritional supplements. Many of these companies have broader product lines and larger sales volume, are significantly larger than us, have greater name recognition, financial personnel, distribution and other resources than we do and may be better able to withstand volatile market conditions. There can be no assurance that our customers and potential customers will regard our products as sufficiently distinguishable from competitive products. Our inability to compete successfully would have a material adverse effect on our business.

Our violation of government regulations or our inability to obtain necessary government approvals for our products could harm our business.

The formulation, manufacturing, packaging, labeling, advertising, distribution and sale of our products are subject to regulation by one or more federal agencies, including the Food and Drug Administration (FDA), the Federal Trade Commission (FTC), the Consumer Product Safety Commission, the U.S. Department of Agriculture, the Environmental Protection Agency, and also by various agencies of the states, localities and foreign countries in which our products are sold. In particular, the FDA, pursuant to the Federal Food, Drug, and Cosmetic Act (FDCA), regulates the formulation, manufacturing, packaging, labeling, distribution and sale of dietary supplements, including vitamins, minerals and herbs, and of over-the-counter (OTC) drugs, while the FTC has jurisdiction to regulate advertising of these products, and the Postal Service regulates advertising claims with respect to such products sold by mail order. The FDCA has been amended several times with respect to dietary supplements, most recently by the Nutrition Labeling and Education Act of 1990 and the Dietary Supplement Health and Education Act of 1994. Our inability to comply with these federal regulations may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions.

In addition, our products are also subject to regulations under various state and local laws that include provisions governing, among other things, the formulation, manufacturing, packaging, labeling, advertising and distribution of dietary supplements and OTC drugs.

In the future, we may become subject to additional laws or regulations administered by the FDA or by other federal, state, local or foreign regulatory authorities, to the repeal of laws or regulations that we consider favorable, or to more stringent interpretations of current laws or regulations. We can neither predict the nature of such future laws, regulations, repeals or interpretations, nor can we predict what effect additional governmental regulation, when and if it occurs, would have on our business. These regulations could, however, require reformation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation or other new requirements. Any of these developments could have a material adverse effect on our business.

Our inability to adequately protect our products from replication by competitors could have a material adverse effect on our business.

We own proprietary formulas for certain of our nutritional products. We regard our proprietary formulas as valuable assets and believe they have significant value in the marketing of our products. Because we do not have patents or trademarks on our products, there can be no assurance that another company will not replicate one or more of our products.

Loss of significant customers could adversely affect our business.

Sales to our largest nutritional supplement customers, TriVita Corporation (TVC) and Rob Reiss Companies (RRC), currently account for most of our nutritional supplement business. TVC and RRC accounted for approximately 9% and 6% of consolidated net sales, respectively, during the twelve months ended January 31, 2007. The loss of any of these customers could have a material adverse effect on our business, unless the loss is offset by increases to other customers.

Risks Relating to our Securities

Our Board of Directors may issue preferred stock with rights that are superior to our common stock.

Our Certificate of Incorporation, as amended, permits our Board of Directors to issue shares of preferred stock and to designate the terms of the preferred stock. The issuance of shares of preferred stock by the Board of Directors could adversely affect the rights of holders of common stock by, among other matters, establishing dividend rights, liquidation rights and voting rights that are superior to the rights of the holders of the common stock.

Our common stock is thinly traded. As a result, our stock price may be volatile and you may have difficulty disposing of your investment at prevailing market prices.

Since August 4, 2003, our common stock has been listed on the Boston Stock Exchange under the symbol "AGX." Our common stock is traded on the National Association of Securities Dealers, Inc., Electronic Bulletin Board System under the symbol AGAX. Our common stock is thinly and sporadically traded and no assurances can be given that a larger market will ever develop, or if developed, that it will be maintained.

Our acquisition strategy may result in dilution to our stockholders.

Our business strategy calls for strategic acquisition of other businesses. In connection with our acquisition of Gemma and Vitarich, among other consideration, we issued approximately 3,666,667 and 1,785,000, respectively, shares of our common stock. In addition, we issued 2,853,335 shares of our common stock in our December 2006 private placement. We used the proceeds from the December 2006 private placement to fund the cash portion of the acquisition cost of Gemma. We anticipate that future acquisitions will require cash and issuances of our capital stock, including our common stock. To the extent we are required to pay cash for any acquisition, we anticipate that we would be required to obtain additional equity and/or debt financing. Equity financing would result in dilution for our then current stockholders. Stock issuances and financing, if obtained, may not be on terms favorable to us and could result in substantial dilution to our stockholders at the time(s) of these stock issuances and financings.

Availability of significant amounts of our common stock for sale could adversely affect its market price.

As of April 30, 2007, there were 11,094,012 shares of our common stock outstanding. By this prospectus, we are registering for resale 3,666,667 shares of our common stock issued in connection with the acquisition of Gemma. We also intend to register for resale on a Form S-3, 2,653,335 shares of our common stock acquired in our December 2006 private placement. In June 2006, we registered 1,751,192 shares of our common stock on Form S-3 for resale by the selling shareholders named therein relating to shares issued in connection with our private placement in May 2006 and our acquisition of Vitarich. In February 2005, we registered 954,032 shares of our common stock on Form S-3 for resale by the selling shareholders named therein consisting of shares issued in connection with (i) the private sale of our common stock and (ii) our acquisition of Vitarich. In March 2004, we registered 1,533,974 shares of our common stock (including 230,000 shares of our common stock that are issuable upon exercise of warrants that were issued in connection with the private placement) on Form S-3 for resale by the selling stockholders named therein consisting of shares issued in connection with the private sale of our common stock in April 2003. If our stockholders sell substantial amounts of our common stock in the public market, including shares registered under any registration statement on Form S-3, the market price of our common stock could fall.

We do not expect to pay dividends for the foreseeable future.

We have not paid cash dividends on our common stock since our inception and intend to retain earnings, if any, to finance the development and expansion of our business. As a result, we do not anticipate paying dividends on our common stock in the foreseeable future. Payment of dividends, if any, will depend on our future earnings, capital requirements and financial position, plans for expansion, general economic conditions and other pertinent factors.

Our officers, directors and a certain key employee have substantial control over Argan.

As of January 31, 2007, our executive officers and directors as a group own approximately 25% of our voting shares (giving effect to an aggregate of 360,000 shares of common stock that may be purchased upon exercise of warrants and stock options held by our executive officers and directors and 790,000 shares beneficially held in the name of MSR Advisors, Inc. and affiliates for which one of our directors is President) and therefore, may have the power to influence corporate actions such as an amendment to our certificate of incorporation, the consummation of any merger, or the sale of all or substantially all of our assets, and may influence the election of directors and other actions requiring stockholder approval.

In addition, as of January 31, 2007, Joel M. Canino and William F. Griffin, Jr., executive officers of Gemma, each own approximately 15% of our outstanding voting shares, excluding common stock equivalents. Therefore, Messrs Canino and Griffin, individually, may have the power to influence corporate actions.

Our executive officers and directors, together with Joel M. Canino and William F. Griffin, Jr., currently own approximately 45% of our outstanding voting shares, excluding common stock equivalents, which will allow our executive officers and directors, together with Messrs Canino and Griffin, to approve almost any corporate action requiring a minimum majority vote without a meeting or prior notice to our other stockholders.

Provisions of our certificate of incorporation and Delaware law could deter takeover attempts.

Provisions of our certificate of incorporation and Delaware law could delay, prevent, or make more difficult a merger, tender offer or proxy contest involving us. Among other things, under our certificate of incorporation, our board of directors may issue up to 500,000 shares of our preferred stock and may determine the price, rights, preferences, privileges and restrictions, including voting and conversion rights, of these shares of preferred stock. In addition, Delaware law limits transactions between us and persons that acquire significant amounts of our stock without approval of our board of directors.

USE OF PROCEEDS

  The proceeds from the sale of the shares of our common stock being offered by the selling shareholders pursuant to this prospectus and any prospectus supplement, if applicable, net of any broker’s fee or commissions, will belong to the selling shareholders. Accordingly, we will not receive any of the proceeds from the sale of these shares.

SELLING SHAREHOLDERS

The following table provides information regarding the selling shareholders and the number of shares each selling shareholder is offering. We have prepared this table based on information furnished to us by or on behalf of the selling shareholders. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power. Beneficial ownership is determined under Section 13(d) of the Exchange Act and generally includes voting or investment power with respect to securities and including any securities that grant the selling shareholder the right to acquire common stock within 60 days of January 31, 2007. Unless otherwise indicated in the footnotes below, we believe that the selling shareholders have sole voting and investment power with respect to all shares beneficially owned. The percentage ownership data is based on 11,094,012 shares of our common stock issued and outstanding as of January 31, 2007. Since the date on which they provided us with the information below, the selling shareholders may have sold, transferred or otherwise disposed of some or all of their shares in transactions exempt from the registration requirements of the Securities Act of 1933 (Securities Act).

The shares may be sold by the selling shareholders, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their shares or by other successors in interest. The information regarding shares beneficially owned after this offering assumes the sale of all shares offered by each of the selling shareholders. The selling shareholders may sell less than all of the shares listed in the table. In addition, the shares listed below may be sold pursuant to this prospectus or in privately negotiated transactions. Accordingly, we cannot estimate the number of shares the selling shareholders will sell under this prospectus.

Except as indicated in the footnotes below, the selling shareholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

We agreed to file a registration statement to register the resale of the shares. We have also agreed to prepare and file all amendments and supplements necessary to keep the registration statement effective until the earlier of (i) the date on which the selling shareholders may resell all the shares covered by the registration statement without registration pursuant to Rule 144 under the Securities Act or any successor rule thereto and (ii) the date on which the selling shareholders have sold all the shares covered by the registration statement.

Unless otherwise indicated, the address of each selling shareholder is c/o Gemma Power Systems, LLC, 2461 Main Street, Glastonbury, Connecticut 06033.

Name and Address	Number of Common Shares Beneficially Owned Before this Offering		Number of Common Shares Being Offered For Sale in this Offering	Number of Common Shares Beneficially Owned After this Offering	Percentage Beneficially Owned After this Offering
Joel M. Canino	1,650,333	(1)	1,650,333	0	-----
William F. Griffin, Jr.	1,650,334	(2)	1,650,334	0	-----
Michael Price 21020 Southbank Street PMB900 Potomac Falls, VA 20165	100,000		100,000	0	------
Raymond Bednarz	21,000		21,000	0	------
Joel W. Canino	31,500		31,500	0	------
Charles Collins	8,400		8,400	0	------
John Gorzkowski	24,500		24,500	0	------
Gary Jones	14,000		14,000	0	------
Glen Lacey	21,000		21,000	0	------
Norbert Michnowski	11,200		11,200	0	------
John Murphy	56,000		56,000	0	------
Ronald Polaske	42,000		42,000	0	------
Norman Smith	11,200		11,200	0	------
Alan Smithe	16,800		16,800	0	------
Sean Terrell	8,400		8,400	0	------

(1) Joel M. Canino owns approximately 15% of our issued and outstanding common stock as of January 31, 2007.

(2) William F. Griffin, Jr. owns approximately 15% of our issued and outstanding common stock as of January 31, 2007.

PLAN OF DISTRIBUTION

Background

On December 8, 2006, we acquired all of the outstanding membership interests of Gemma Power Systems, LLC from William F. Griffin, Jr. and Joel M. Canino pursuant to a certain Membership Interest Purchase Agreement, dated as of December 8, 2006, in consideration for an amount equal to $20,125,000, comprised of $11,250,000 in cash and $8,875,000 in our common stock (or 2,366,667 shares; valued at $3.75 per share). At the direction of Messrs Canino and Griffin, a total of 100,000 shares received by them were issued to Michael Price in payment of the commission due him in connection with such acquisition.

Also, on December 8, 2006, we acquired all of the issued and outstanding shares of capital stock of Gemma Power, Inc. and Gemma Power Systems California pursuant to a certain Stock Purchase Agreement dated as of December 8, 2006, in consideration for shares of our common stock having an aggregate value of $4,875,000 (or 1,300,000 shares; valued at $3.75 per share).

The common stock issued pursuant to the Membership Interest Purchase Agreement and the Stock Purchase Agreement had a fair market value at the closing date of $5.50 per share. The Company used a $3.75 per share value in negotiating the purchase price with the former owners of Gemma.

We agreed, pursuant to a certain Registration Rights Agreement dated as of December 8, 2006, to file a registration statement to register the resale of the shares of our common stock issued in the acquisition of Gemma Power Systems, LLC, Gemma Power, Inc. and Gemma Power Systems California.

General

The selling shareholders, which as used in this prospectus includes donees, pledgees, transferees or other successors-in-interest selling the shares of our common stock registered hereunder, may, from time to time, sell, transfer or otherwise dispose of any or all of the shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of the shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	agreement between broker-dealers and the selling shareholders to sell a specified number of the shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors-in-interest as selling shareholders under this prospectus. The selling shareholders also may transfer the shares in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the shares, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares short and deliver shares to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the shares offered by them will be the purchase price of the shares less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance on Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the shares or interests therein may be deemed “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit the selling shareholders earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. The selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We are not aware of any underwriting plan or agreement, underwriters’ or dealers’ compensation, or passive market making or stabilizing transactions involving the purchase or distribution of the shares registered in this prospectus.

To the extent required, the shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, any applicable commissions or any discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement that includes this prospectus, or, if appropriate, a filing pursuant to the Securities Exchange Act of 1934 (Exchange Act).

In order to comply with the securities laws of some states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling shareholders, and the selling shareholders have agreed to indemnify for us, to the fullest extent permitted by law, against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of:

•	such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, and

•	the date on which the shares may be sold pursuant to Rule 144 of the Securities Act.

We have agreed to bear all of the expenses in connection with the registration and sale of the shares, except for underwriting discounts and selling commissions.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Robinson & Cole LLP, Stamford, Connecticut.

EXPERTS

On May 18, 2006, our Audit Committee changed our independent registered public accounting firm from Ernst & Young LLP to Grant Thornton LLP.

Our consolidated financial statements for the year ended January 31, 2007, appearing in our Annual Report on Form 10-KSB for the year ended January 31, 2007, have been audited by Grant Thornton LLP, independent registered public accounting firm, as indicated in their report with respect thereto and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Argan, Inc. at January 31, 2006 and for the year then ended, included in Argan, Inc.’s Annual Report on Form 10-KSB for the year ended January 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (SEC) a registration statement on Form S-3 under the Securities Act with respect to the shares of our common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. We have omitted certain parts of the registration statement as permitted by the rules and regulations of the SEC. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC.  Such periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and web site of the SEC referred to above.

You should rely only on the information provided in this prospectus and the registration statement. We have not authorized anyone else to provide you with different information.  Our securities are not being offered in any state where the offer is not permitted.  You should assume that the information in this prospectus is accurate only as of the dates of those documents.  Our business, financial condition, results of operations and prospects may have changed since those dates.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission (SEC) allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this registration statement and prospectus the documents listed below, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1.	Our Annual Report on Form 10-KSB for the fiscal year ended January 31, 2007;

2.	Our Proxy for our shareholders’ meeting on June 19, 2007, filed on May 4, 2007;

3.	Our Current Reports on Form 8-K filed May 1, 2007; and

4.
The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on August 1, 2003, including any amendments or reports filed for the purposes of updating this description.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Argan Inc., One Church Street, Suite 401, Rockville, MD 20850, telephone: (301) 315-0027.

[ARGAN, INC.
LOGO]

3,666,667 Shares of Common Stock

PROSPECTUS

[__________]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth all expenses payable by us in connection with the offering of the common stock being registered. All such expenses are being borne by us.

SEC Registration Fee	$2,432.47
Accounting Fees and Expenses*	$25,000.00
Legal Fees and Expenses*	$15,000.00
Miscellaneous Expenses*	$2,567.53

Total*	$45,000.00

* Estimated.

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Our Bylaws provides that we shall indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by Delaware law.

Our Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. We have entered into indemnification agreements with our directors containing provisions which provide for the indemnification of such directors to the fullest extent permitted by Delaware law.

Item 16. Exhibits

The following exhibits are included or incorporated herein by reference:

Exhibit No.	Description
5.1	Opinion of Robinson & Cole LLP

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.3	Consent of Robinson & Cole LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereof)

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act to any purchaser:

(a)  each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

5. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6. The undersigned registrant hereby undertakes that: (i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

8.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on May 10, 2007.

ARGAN, INC.

By:	/s/ Rainer H. Bosselmann
Rainer H. Bosselmann President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Rainer H. Bosselmann	President, Chief Executive Officer	May 10, 2007
Rainer H. Bosselmann	(Principal Executive Officer) and Chairman of the Board

/s/ Arthur F. Trudel	Senior Vice President and	May 10, 2007
Arthur F. Trudel	Chief Financial Officer
(Principal Accounting and Financial Officer)

/s/ DeSoto S. Jordan*	Director	May 10, 2007
DeSoto S. Jordan

/s/ Daniel A. Levinson*	Director	May 10, 2007
Daniel A. Levinson

/s/ W. G. Champion Mitchell*	Director	May 10, 2007
W.G. Champion Mitchell

/s/ T. Kent Pugmire*	Director	May 10, 2007
T. Kent Pugmire

/s/ James W. Quinn*	Director	May 10, 2007
James W. Quinn

/s/ Peter L. Winslow*	Director	May 10, 2007
Peter L. Winslow

*Signed pursuant to power of attorney by Rainer H. Bosselmann.

INDEX OF EXHIBITS

Exhibit No.	Description
5.1	Opinion of Robinson & Cole LLP

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.3	Consent of Robinson & Cole LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereof)